AGREEMENT

THIS MEMORANDUM OF AGREEMENT is dated for reference this 18th day of August, 2003.

BETWEEN:

MICHAEL D. ROBERTS
P.O. Box 82182
Fairbanks, Alaska 99708

(hereinafter referred to as the "*Vendor*")

OF THE FIRST PART

AND:

TERYL RESOURCES CORP.
1103 – 11871 Horseshoe Way
Richmond, B.C. V7A 5H5

("hereinafter referred to as the "*Purchaser*")

OF THE SECOND PART

WHEREAS:

A. the Vendor is the recorded and beneficial owner of the Mineral Claim, situated in the Fairbanks Mining Division of the State of Alaska, Patented mining claim known as **Anderson Group 2nd Tier R.L. of Dome Creek** placer mining claim, designated by the Surveyor General as Mineral Survey Number 1740, Patent Number 978054, embracing portion of Section Six (6), Township Two North (T2N), Range One East (R1E,) and Section Thirty one (31), Township Three North (T3N), Range One East (R1E), Fairbanks Meridian, containing 70.785 acres more or less (hereinafter called the "*said claim*");

B. the Vendor is desirous of selling all of its right, title and interest in and to the said claim to the Purchaser and the Purchaser is desirous of acquiring same (subject to the reservation of a net profits interest as hereinafter described). Both parties agree that the Vendor retains the Placer rights to the said claim, and therefore, retains the right to mine the Placer. The Purchaser retains the right to mine the lode;

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the mutual covenants, agreements and conditions set forth herein, the parties hereto agree with the other as follows:

1. Subject to the reservation of the net profits interest hereinafter described, the Vendor hereby sells, assigns and sets over to the Purchaser for their own use absolutely all of its right, title and interest in and to the said claim for the consideration more particularly described in Paragraph 2 hereof, with the exception of the Placer rights which will remain with the Vendor.

2. As consideration for the option of the said claim by the Vendor to the Purchaser, the Purchaser hereby agrees to pay to the Vendor the sum of TWENTY TWO THOUSAND FIVE HUNDRED (US$22,500) DOLLARS U.S. FUNDS. The Purchaser has the option to purchase the said claims for ONE HUNDRED AND TWENTY FIVE THOUSAND (US$125,000) DOLLARS U.S.FUNDS within three years from the date of this Agreement. The US$22,500 is to be paid as follows:

   (a) The sum of FIVE THOUSAND DOLLARS (US$5,000) upon execution hereof (the receipt whereof by the Vendor is acknowledged);

   (b) The additional sum of SEVEN THOUSAND FIVE HUNDRED DOLLARS (US$7,500) on or before August 31, 2004.

   (c) The additional sum of TEN THOUSAND DOLLARS (US$10,000) on or before August 31, 2005.

   (d) The additional sum of ONE HUNDRED AND TWENTY FIVE THOUSAND DOLLARS (US$125,000) on or before August 31, 2006.

3. The Vendor covenants and agrees with the Purchaser as follows:

   (a) That the said claim is in good standing at the date hereof, free and clear of any encumbrances, liens or charges as the case may be;

   (b) That neither the Vendor nor any of its predecessors in interest or title have done anything whereby the said claim may become encumbered;

   (c) That the Vendor has the right to enter into this agreement and to dispose of the interest in and to the said claim which is hereby covenanted for sale.

   (d) That the Vendor's placer rights cannot hinder the Purchaser's lode development and exploration.

4. Concurrently with the execution of this agreement, the Vendor shall execute a Bill of Sale transferring the said claim to the Purchaser which Bill of Sale shall be held in trust by ________________, Barrister and Solicitor, to be released to the Purchaser forthwith upon payment by the Purchaser to the Vendor. If the payment is not paid to the Vendor as contemplated by this agreement, the said ______________ shall be instructed to return the Bill of Sale to the Vendor whereupon the Vendor shall be deemed to have repossessed all interest in the said claim and no further obligations are required by either party pursuant to this agreement.

5. The parties acknowledge and agree that the Vendor shall retain an interest in five percent (5%) of the net profits to be derived from mining activities conducted on the said claim. For the purpose of this agreement the term "net profits" shall mean the net income from the production of ores, concentrates, minerals or metals from the said claim after deducting therefrom all exploration, development and capital costs and all other charges

and expenses whatsoever and taxes (other than income taxes) as reported in audited statements to be maintained by the Purchaser in respect of the operations conducted by the Purchaser on the said claims. If any dispute should arise as to the meaning or application of this term such dispute shall be referred to the auditors of the Purchaser who shall resolve the dispute in accordance with generally accepted accounting principles and whose decision shall be binding upon the parties hereto.

6. This agreement shall enure to the benefit of and be binding upon the parties hereto, their respective heirs, executors, administrators, successors or assigns as the case may be.

7. Both parties agree to sign a more formal lease agreement when requested by either party, to be prepared by the Purchaser.

8. The Vendor agrees to hold the Purchaser harmless regarding all claims regarding the said claims arising from previous transactions or work prior to the date of this agreement.

9. Either party shall have the right to terminate this Agreement upon a breach by the other party of any one of its obligations or covenants contained herein and upon not less than ninety days written notice prior to the other party specifying the nature of such breach, and a failure to remedy such breach within ninety days after receiving such written notification, this Agreement shall then terminate at the close of business ninety days after such notice or on the date specified in such notice, whichever is later.

10. The Purchaser may terminate this Agreement at any time with 30-days written notice to the Vendor, and all further obligations and payments are terminated.

IN THE EVENT that this agreement is not executed on or before the 25th day of August, 2003, this Agreement is nul and void.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first above written.

TERYL RESOURCES CORP.

[signature]
Signature

John Robertson
Print Name

President
Title

MICHAEL D. ROBERTS

[signature]
Signature

Michael D. Roberts
Print Name

Owner
Title